I-Minerals Inc. Suite 880 - 580 Hornby Street Vancouver, BC, V6C 3B6 Phone: 604.303.6573 Fax: 604.684.0642 |Email: info@imineralsinc.com

I-Minerals sues Unimin for Abuse of Judicial Process
Alleges Unimin Used Sham Lawsuit to Stifle Lawful Market Competition

Vancouver, B.C. – April 21, 2015 - I-Minerals Inc. (TSX.V: IMA; OTCQX: IMAHF) (“I-Minerals” or the “Company”) provides the following update to its press release of September 23, 2014 wherein the Company announced that the General Court of Justice, Superior Court Division in Mitchell County, North Carolina  Court through the Honorable Louis A. Bledsoe III, Special Superior Court Judge for Complex Business Cases, denied Unimin Corporation’s (“Unimin’s”)  Motion for a Preliminary Injunction against the Company and Thomas Gallo (“Dr. Gallo”),  a consultant to the Company,  pursuant to Rule 65 of the North Carolina Rules of Civil Procedure (the “Injunction Action”) and found …that [Unimin] has failed to present sufficient evidence to show that it is likely that it will succeed on the merits of its claims…”.  I-Minerals and Dr. Gallo have jointly filed a Complaint against Unimin, Joseph C. Shapiro, Executive Vice President and Chief Operating Officer of Unimin and Richard C. Zielke, Vice President, Technical Sales, Research and Analytical Services for Unimin, based in Spruce Pine, North Carolina (individually a “Defendant”, collectively the “Defendants”), seeking damages for Abuse of Process, Malicious Prosecution and Unfair and Deceptive Trade Practices.

Prior to the 2014 Injunction Action, Unimin and I-Minerals never had any contact until Unimin physically served notice of a lawsuit some 2,500 miles across the United States requiring I-Minerals’ participation in “expedited discovery” in North Carolina and across the United States.  In the Injunction Action,   Unimin asserted that "Unimin and I-Minerals Inc. are competitors in the high purity quartz industry."  Unimin sought, among other things, a preliminary injunction against I-Minerals for seeking consulting assistance from Dr. Gallo concerning the production of high purity quartz (HPQ) and, allegedly, ultra-high purity quartz (UHPQ) and supposedly for seeking to obtain “trade secrets.”  In fact, as previously reported by the Company, I-Minerals is not currently pursuing ultra-high purity quartz, and Unimin could not provide the Court with any credible evidence of I-Minerals possessing any “trade secrets “of Unimin.

Pursuant to the judicial results as described in a September 4, 2014 “Order and Opinion” (i) by a Court selected by Unimin, (ii) regarding issues initially selected by Unimin, and (iii) for prosecution by Unimin against I-Minerals on an expedited basis, the Court denied Unimin’s Motion for a preliminary injunction against I-Minerals, and the Court dissolved a temporary restraining order Unimin had earlier obtained from the Court.  Other relief sought by Unimin against I-Minerals had been previously denied by the Court at an August 12, 2014 hearing.

Unimin is a wholly-owned subsidiary of SCR Sibelco NV, a European-based privately-held multi-national corporation (“Sibelco”),  that has no public disclosure obligations.  Unimin has 228 operational sites in 41 countries, and offers products including silica, clays, kaolins, feldspars, olivine, hydrated limes, nepheline syenite, calcium carbonate titanium minerals and other specialty minerals.(1)    Unimin’s high purity and ultra-high purity quartz is mined in Mitchell County and Avery Counties, North Carolina (the “Spruce Pine Mining District”).  Importantly, Unimin states, and I-Minerals concurs that Unimin is the global leader in production of HPQ and UHPQ, all of which is produced in Mitchell or Avery counties in North Carolina.    The Court’s 4 September 2014 “Order and Opinion” reported Dr. Gallo’s testimony - never denied by Unimin - stating that “[Unimin’s] Spruce Pine mine ‘produces the highest purity quartz in the world that is produced on a commercial scale’ and that …`[Unimin] has a monopoly on this market.’”     Further, as reported at the 2008 Carolina Geological Society gathering, “[a]t present, no quartz in the world can match the processed quartz purity from the Spruce Pine District.  As a matter of fact, every chip in the world uses Spruce Pine quartz in its manufacturing process.”  (2)  These chips are used in all computers and all smart phones.  It is hard to imagine a mineral commodity more critical or strategic, nor more ripe for leveraging of the consuming marketplace.

Given the extraordinary disparity in resources between I-Minerals and Unimin, together with Unimin’s choice of timing, choice of issues and choice of forum, it was satisfying that I-Minerals would prevail so thoroughly.  The actions of Unimin gave the appearance to I-Minerals that Unimin’s suit was merely an anticompetitive nuisance action designed to divert and consume I-Minerals limited resources in order to protect Unimin’s market dominance and to send an anti-competitive message to I-Minerals in the hopes that it would chill I-Minerals’ entry into the HPQ markets and/or preclude it from ever doing research into upgrading its HPQ into UHPQ.

Claims filed by I-Minerals

In its Complaint against Unimin, I-Minerals alleged three claims arising out of  the Injunction Action, for: (1)Abuse of Process; (2) Malicious Prosecution; and (3)  Unfair and Deceptive Trade Practices.   All three claims are centered around I-Minerals’ contention that under the guise of a lawsuit to protect Unimin’s confidential, proprietary, and/or trade secret information, Unimin was actually attempting to gain information and documents from Unimin’s competitors (including I-Minerals), to interfere with the business relationships of Unimin’s competitors (including I-Minerals), to stifle lawful market competition (especially from I-Minerals), and to prevent Dr. Gallo from plying his general skills and knowledge in manufacturing high purity quartz anywhere in the world.

I-Minerals has alleged the following in its lawsuit with respect to its three claims:

Abuse of Process: Unimin abused the legal process by using discovery to gather for competitive reasons information and documents from Dr. Gallo, I-Minerals and other competitors in the industrial minerals industry.  As direct and proximate result of the actions of the Defendants, Dr. Gallo and I-Minerals have each suffered damages in the form of lost compensation, impairment to reputation and business and employment prospects, harassment, and unnecessary legal fees and expenses in defending Unimin’s litigation, which each is entitled to recover against the Defendants, jointly and severally.

Malicious Prosecution: There was no factual foundation supporting the Injunction Action.  The Defendants commenced the lawsuit without any reasonable factual inquiry, basing it upon Mr. Shapiro’s false Verification and Mr. Zielke’s factually insufficient Affidavit.  The lawsuit against Dr. Gallo and I-Minerals was maliciously instituted by Unimin with reckless and wanton disregard of Dr. Gallo’s and I-Mineral’s rights and with ill-will and spite towards Dr. Gallo for his decision to work for one of Unimin’s competitors, namely I-Minerals, and towards I-Minerals for attempting to compete with Defendants in the marketplace.

Unfair and Deceptive Trade Practices: The Defendants engaged in unlawful and unfair acts and/or business practices without privilege, justification or excuse by commencing a sham lawsuit to gain information. The claims asserted by Unimin in its lawsuit against Dr. Gallo and I-Minerals were not objectively reasonable, and were, in fact, objectively meritless and utterly baseless in that the Defendants  could not realistically expect success on the merits given the Defendants conducted no pre-filing investigation, filed suit based upon a false Verification, had no evidence that Dr. Gallo misappropriated confidential, proprietary, and/or trade secret information, would not and could not identify one single piece of information Dr. Gallo allegedly misappropriated, and had no intention whatsoever to specify or disclose in the course of discovery in the prior lawsuit any information about any actual trade secret Unimin claimed was compromised.  In addition, Unimin had no evidence or a good faith belief that Dr. Gallo or I-Minerals had tortiously interfered with a contract of Unimin, had been unjustly enriched, or had converted any of Unimin’s property.  Indeed, at the time of Unimin’s filing, I-Minerals had neither a quartz product for sale nor a plant to process quartz.  Unimin’s, Mr. Shapiro’s and Mr. Zielke’s subjective motivation for filing suit was an unlawful and anticompetitive intent to interfere directly with the business of Unimin’s competitor, I-Minerals.

“To date we have had great success in cleaning our True QTM quartz products up to high purity levels through standard flotation processes regularly used in one form or another by mining companies worldwide,” stated Thomas Conway, President and CEO of I-Minerals.  “We do not believe that this action ever had anything to do with Unimin’s trade secrets, rather Unimin’s concern about our ability to be a low cost producer of high quality quartz, given our quartz is one of four minerals produced from a fine clay and sand material that requires no drilling or blasting.  I guess in some ways we should be flattered that Unimin sees I-Minerals as a substantive enough competitive threat to warrant filing a dubious legal action.”

About I-Minerals Inc.

I-Minerals is developing multiple deposits of high purity, high value halloysite, quartz, potassium feldspar and kaolin at its strategically located Helmer-Bovill property in north central Idaho.  A 2014 Prefeasibility Study on the Bovill Kaolin Deposit completed by SRK Consulting (USA) Inc. highlights the potential of the Helmer-Bovill property’s Bovill Kaolin deposit: after tax NPV6 of $212 million; 30.5% IRR; 3 year payback and $72.7 million initial CAPEX; $84 million CAPEX including life of mine sustaining capital over a 25 year mine life.  Ongoing development work is focused on moving the project towards production.

I-Minerals Inc.

Per:  “Thomas M. Conway”

Thomas M. Conway,
President & CEO

The securities referred to in this news release have not been, nor will they be, registered under the United States Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent U.S. registration or an applicable exemption from the U.S. registration requirements.  This news release does not constitute an offer for the sale of securities, nor a solicitation for offers to buy any securities.  Any public offering of securities  in the United States must be made by mean of a prospectus containing detailed information about the company and management, as well as financial statements.

Contact:	Barry Girling	Paul J. Searle, Investor Relations
	877-303-6573 or 604-303-6573 ext. 102	877-303-6573 or 604-303-6573 ext. 113
	Email: info@imineralsinc.com Or visit our website at www.imineralsinc.com	Email: psearle@imineralsinc.com

NEITHER THE TSX VENTURE EXCHANGE NOR ITS REGULATION SERVICES PROVIDER (AS THAT TERM IS DEFINED IN THE POLICIES OF THE TSX VENTURE EXCHANGE) ACCEPTS RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

.(1)  [Credit Risk Monitor … http://crmv.com/ReportPreview]

(2) Glover, 2008, “The Spruce Pine Mining District … ,” Carolina Geological Society, 2008 … Annual Meeting …, reprinted from the 42nd Forum on the Geology of Industrial Minerals: Information Circular 345, North Carolina Geological Survey, pp. 269- 272, 272.

This News Release includes certain "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Without limitation, statements regarding potential mineralization and resources, exploration results, and future plans and objectives of the Company are forward looking statements that involve various risks. Actual results could differ materially from those projected as a result of the following factors, among others: changes in the world wide price of mineral market conditions, risks inherent in mineral exploration, risk associated with development, construction and mining operations, the uncertainty of future profitability and uncertainty of access to additional capital.